Exhibit 99.2

Third Quarter 2008 Results Conference Call
James E. Perry, Vice President, Finance and Treasurer
October 30, 2008 – FINAL

Thank you, Elizabeth.
Good morning from Dallas, Texas and welcome to the Trinity Industries Third Quarter 2008 Results Conference Call. I’m James Perry, Vice President, Finance and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from :

•	Tim Wallace, Chairman, Chief Executive Officer and President

•	Steve Menzies, Senior Vice President and Group President of the Rail Group; and

•	Bill McWhirter, Senior Vice President and Chief Financial Officer

Following that, we’ll move to the Q&A session.

Also in the room today is Chas Michel, Vice President, Controller, and Chief Accounting Officer.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Friday, November 7th. The replay number is (402) 220-0422. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

In today’s call, you will hear us refer to the non-GAAP term EBITDA. A reconciliation of EBITDA was provided in our press release yesterday. For the third quarter, EBITDA was approximately 203 million dollars, compared to 183 million dollars in the same quarter a year ago.

On September 30th, 2008, we had total debt of 1.76 billion dollars. Our borrowings at the corporate level were the 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 3 million dollars of other indebtedness, for total corporate debt of 654.5 million dollars.

The Leasing Company’s debt included 564 million dollars of Promissory Notes, 323.5 million dollars of Secured Railcar Equipment Notes, 157.3 million dollars outstanding under our railcar leasing warehouse facility, and 61.4 million dollars of Equipment Trust Certificates, for total leasing company debt of 1.1 billion dollars. This compares to a net book value for leasing equipment of 2.5 billion dollars.

During the next twelve months, through September 30th of 2009, our debt repayment commitments total 102 million dollars. Details of future commitments can be found in Note 8 our 10-Q.

Our Total Debt to Total Capital ratio was 47.7 percent on September 30th, 2008, as compared to 44.3 percent at December 31st, 2007. Net of cash, our Net Debt to Total Capital ratio was 45 percent on September 30th, 2008, as compared to 38.6 percent at December 31st, 2007. On September 30th, 2008, our cash position was 183.2 million dollars.

As a result of the current economic crisis, there is a lot of discussion about liquidity. I want to walk you through Trinity’s liquidity position as of September 30th, 2008. In addition to the 183.2 million dollars of cash on the balance sheet, we have 324.6 million dollars available under our 425 million dollar revolving credit facility which matures in October of 2012. We also have 442.7 million dollars available under our leasing warehouse facility that matures in August of 2009; we expect to renew this facility prior to its maturity. Combined, these three items provide more than 950 million dollars in liquidity for Trinity.

In addition, we have strong cash flows, with EBITDA totaling 743.6 million dollars over the last four quarters. In these economic times, we are proud of our strong cash flows and balance sheet. We have worked deliberately to build and maintain our strong positions in these areas so that we may capitalize on business opportunities as they arise.

Interest expense for the third quarter of 2008 was 25.6 million dollars, as compared to 19.5 million dollars in the same quarter last year. The increase is the result of a higher level of debt as we have grown our lease fleet. Our interest coverage ratio, as defined by EBITDA to interest expense over the last four quarters, was 8.1 times.

In December, 2007, Trinity announced authorization for a 200 million dollar share repurchase program through 2009. As we have previously stated, our share repurchase program is part of our capital plan. During the third quarter, we purchased 150,000 shares of stock in the open market for 3.8 million dollars; these shares cash settled in October. Subsequent to the third quarter, we purchased 1,994,400 shares in a privately negotiated transaction for 42.2 million dollars. Our cumulative purchases to date now total 2,719,700 shares for 61.1 million dollars. We viewed the recent decline in the market as an excellent opportunity to reinvest in Trinity. We will continue to provide details of our purchases when we report our results at the end of each quarter.

Now, here’s Tim Wallace.
Tim
Steve
Bill
Thanks, Bill. Now our operator will prepare us for the Q & A session.
Q & A Session
Thank you, Elizabeth. This concludes today’s conference call.

Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Friday, November 7th. The access number is (402) 220-0422. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.

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